Exhibit 10.1

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND WAIVER

This Amendment No. 5 to Credit Agreement and Waiver (“Amendment”) executed as of May 14, 2008 by and between Software Brokers of America, Inc., a Florida corporation (“Company”) and Comerica Bank (“Bank”).

RECITALS:

A. Company and Bank entered into that certain Credit Agreement dated August 25, 2005, as amended four times (“Agreement”).

B. Company and Bank desire to amend the Agreement as set forth below

NOW, THEREFORE, Company and Bank agree as follows:

1. Company has advised Bank that it failed to comply with the provisions of Sections 6.11 and 6.12 of the Agreement for its fiscal quarter ended March 31, 2008 (the “Covenant Violations”). Company has requested that the Bank waive any Event of Default under the Agreement resulting from the Covenant Violations. Bank hereby waives any Event of Default under the Agreement resulting from the Covenant Violations. This waiver shall not be deemed to amend or alter in any respect the terms and conditions of the Agreement or any of the other Loan Documents, or to constitute a waiver or release by the Bank of any right, remedy or Event of Default under the Agreement or any of the other Loan Documents, except to the extent specifically set forth herein.

2. The definitions of “Eurodollar-based Rate” and “Prime-based Rate” set forth in Section 1 of the Agreement are amended to read as follows:

“‘Eurodollar-based Rate’ shall mean a per annum interest rate which is the sum of two hundred forty basis points (2.40%) plus_ the quotient of:

(a)	the per annum interest rate at which Bank’s Eurodollar Lending Office offers deposits to prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance or relevant principal portion and for a period equal to the relevant Interest Period at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practicable) one (1) Business Day prior to the first day of such Interest Period; divided by

(b)	a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.”

“‘Prime-based Rate’ shall mean for any day a per annum interest rate which is the greater of (i) the Prime Rate or (ii) the Alternate Base Rate. “

3. Section 6.11 of the Agreement is amended to read in its entirety as follows:

“6.11 Maintain as of the end of each fiscal quarter of Company, commencing with the fiscal quarter ending June 30, 2008, a Senior Debt to Tangible Effective Net Worth Ratio of not more than the following as of the specified dates:

June 30, 2008 and June 30 of each year thereafter	6.0 to1.0
September 30, 2008 and September 30 of each year thereafter	6.0 to1.0
December 31, 2008 and December 31 of each year thereafter	5.0 to1.0
March 31, 2009 and March 31 of each year thereafter	6.0 to1.0	.”

4. Section 6.12 of the Agreement is amended to read in its entirety as follows:

“6.12 Maintain as of the end of each fiscal quarter of Company, commencing with the fiscal quarter ending June 30, 2008, a Tangible Effective Net Worth of not less than the following as of the specified dates:

June 30, 2008	$25,000,000
September 30, 2008	$20,000,000
December 31, 2008	$25,000,000
March 31, 2009 .	$20,000,000
June 30, 2009 and the end of each fiscal quarter thereafter	$25,000,000	.”

5. Section 6.13 of the Agreement is amended to read in its entirety as follows:

“6.13 Maintain as of the end of each fiscal year of Company commencing December 31, 2008, Net Income of not less than $7,500,000. “

6. Section 7.11 of the Agreement is amended to read as follows:

“7.11 Make or allow to remain outstanding any Investment (all of the exceptions set forth below being subject to the provisions of Section 7.13 of this Agreement):

(a) Investments of cash in cash equivalents and any extensions, renewals or reinvestments thereof;

(b) sales of inventory on open account (or otherwise on credit) and in the ordinary course of business and Investments in the form of notes or other similar instruments evidencing or supporting the obligation of an Account Debtor received in connection with such sales;

(c) deposits made in the ordinary course of business in order to obtain goods or services;

(d) existing Investments described in attached Schedule 7.11 and any extensions, renewals or reinvestments thereof (excluding any increases thereof);

(e) Investments received in settlement of amounts due or owing to Company as a result of insolvency proceedings or other disputes involving an Account Debtor or upon the foreclosure or enforcement of any lien in favor of Company;

(f) loans and advances to employees of Company that constitute Investments so long as the aggregate amount outstanding does not exceed US$75,000 at any time;

(g) loans to the Guarantor in aggregate principal amount which when combined with the outstanding principal balance of the loans to Intcomex Holdings SPC-1, LLC and IXLA Holdings (as described on Schedule 7.11) do not exceed US $40,000,000 in aggregate principal amount at any time; and

(h) additional Investments not to exceed US $100,000 in the aggregate. ”

7. Schedule 7.11 of the Agreement is amended to read in the form of Schedule 7.11 annexed hereto.

8. Upon execution of this Amendment, Company shall pay Bank a non-refundable fee of $25,000.

9. Company will reimburse the Bank for all costs and expenses, including reasonable attorneys’ fees, incurred by the Bank in connection with the preparation of this Amendment and the documents, instruments and agreements executed in connection herewith.

10. The amendments and waiver contained herein shall be effective upon execution of this Amendment by Company and Bank, receipt by Bank of all other loan documents, if any, listed on the Closing Agenda of even date herewith duly executed by the parties thereto and payment of the fee required under paragraph 8 above.

11. Except as modified hereby, all of the terms and conditions of the Agreement shall remain in full force and effect, the liability of the Company howsoever arising or provided for in the Agreement, as hereby modified or amended, is hereby reaffirmed.

12. The Company hereby represents and warrants that, after giving effect to the amendments and waiver contained herein; (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within Company’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Company’s Articles of Incorporation or Bylaws, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Company set forth in Sections 5.1 through 5.5 and 5.7 through 5.15 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Company set forth in Section 5.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Company in accordance with Section 6.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement), or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default, has occurred and is continuing as of the date hereof.

13. Company hereby waives, discharges, and forever releases Bank and the Bank’s employees, officers, directors, attorneys, stockholders and successors and assigns (collectively, the “Released Parties”), from and of (i) any and all claims, causes of action, allegations or assertions that Company and/or Intcomex has or may have had against any or all of the Released Parties arising under or in connection with the financial arrangements between Company under Agreement and/or any of the other Loan Documents (as defined in the Credit Agreement) at any time up through and including the date of this Amendment, and (ii) any and all other claims, causes of action, allegations or assertions that Company has or may have had against any or all of the Released Parties at any time up through and including the date of this Amendment, and which are known to Company (collectively, the “Known Claims”), regardless if any such Known Claims arose as a result of Bank’s actions or omissions in connection with the financial arrangements between Company and Bank, any amendments, extensions, or modifications thereto, or Bank’s administration of those financial arrangements.

WITNESS the due execution hereof on the date and year first above written.

COMERICA BANK		SOFTWARE BROKERS OF AMERICA, INC.

By:	/s/ Rocio de Ojeda	By:	/s/ Anthony Shalom
	Rocio de Ojeda		Anthony Shalom

Its:	Vice President	Its:	President

Acknowledgement

The above Amendment is hereby acknowledged by the undersigned Guarantor as of May 14, 2008:

INTCOMEX, INC.

By:	/s/ Anthony Shalom
Anthony Shalom

Its:	CEO

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